Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES REPURCHASE OF COMMON STOCK

Dallas, TX – December 11, 2019–  Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced that the Company has purchased 2,316,960 shares of common stock for an aggregate consideration of $50 million from Brian Pratt, a member of the Company’s Board of Directors (the “Board”). The transaction completes the share repurchase program announced by the Company on November 4, 2019, and was funded with cash on hand.

This represents approximately half of Mr. Pratt’s holdings in Primoris. The repurchase agreement with Mr. Pratt contains a “standstill” covenant prohibiting Mr. Pratt from selling any additional shares of the Company’s common stock through May 26, 2020. Mr. Pratt recently announced his intention to step down from the Board of the Company at the next regularly scheduled Board meeting in February 2020.

Primoris’ CEO Tom McCormick commented, “We are pleased with this transaction for the company and our shareholders. It allows the company to complete its’ approved share repurchase at a discount to market.  Our continued solid operating performance and strong cash flow allows us to fund this transaction with cash on hand.”

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kate Tholking
Vice President of Investor Relations
(214) 740-5615
ktholking@prim.com